Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-135616) on Form S-8 of PGT Innovations, Inc. of our report dated June 28, 2017, with respect to the statements of net assets available for benefits (modified cash basis) of PGT Savings Plan as of December 31, 2016 and 2015, the related statements of changes in net assets available for benefits (modified cash basis) for the years then ended, and the related supplemental schedule as of December 31, 2016, which report appears in the December 31, 2016 annual report on Form 11-K of PGT Savings Plan.

                                                       /s/ Mayer Hoffman McCann P.C.

June 28, 2017
Clearwater, Florida